EXHIBIT 23.1

REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Micromuse Inc.:

The audits referred to in our report dated December 13, 2004, included the related financial statement schedule as of September 30, 2004, and for each of the years in the three-year period ended September 30, 2004, included in the annual report on Form 10-K of Micromuse Inc. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements No. 333-48036 and No. 333-36352 on Form S-3 and the registration statements No. 333-46649, No. 333-91119, No. 333-70126, No. 333-71420, 333-102499, 333-115848 and 333-120594 on Form S-8 of Micromuse Inc. of our reports dated December 13, 2004, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2004, and related schedule, which reports appear in the September 30, 2004, annual report on Form 10-K of Micromuse Inc.

Our report also refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective October 1, 2002.

/s/     KPMG LLP

San Francisco, California

December 13, 2004